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                                                              Exhibit 23.1.(a)


                        INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 33-64335 and 33-64335-01 of Starwood Lodging Trust and Starwood Lodging Corporation (the "Companies") on Form S-3 of our report dated March 24, 1995 on the separate and combined financial statements and financial statement schedules of the Companies appearing in the Companies' Annual Report on Form 10-K for the year ended December 31, 1994 and of our report dated March 24, 1995 on the financial statements of the Doubletree
Club Hotel of Rancho Bernardo appearing in the Companies' Current Report on Form 8-K/A dated January 31, 1995.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


                                         DELOITTE & TOUCHE LLP

Los Angeles, California
February 1, 1996